August 2, 2005

Optima Capital Inc.
234-5149, Suite 208, Country Hills Blvd
Calgary, Alberta, Canada, T3A-5K8
(403) 547-1575

Astris Energi Inc.
2175-6 Dunwin Drive
Mississauga, Ontario
Canada   L5L 1X2

Attention: Anthony Durkacz

RE: LETTER OF ENGAGEMENT TO PROVIDE INVESTOR RELATIONS SERVICES

Further to our recent discussions relating to the provision of Investor Relations Services, Optima Capital Inc., hereafter referred to as Optima, is pleased to outline the following terms and conditions of engagement by Astris Energi Inc.,
Hereafter referred to as Astris, to provide Investor Relations Services outlined herein.

SECTION 1.0 SERVICE TO BE PROVIDED BY OPTIMA
By virtue of this Engagement and subject to both parties being in compliance with the Terms and Conditions contained herein, Optima shall undertake to provide to Astris:

INVESTOR RELATIONS SERVICES
1.1 As agreed upon Optima will undertake to provide all services put forth in this agreement.

1.2 Optima shall undertake to provide further ongoing Investor Relation Services by arranging and executing group presentations, conference calls to qualified Exchange Members, Shareholders, Portfolio Managers, Institutional Fund Managers, Pension Fund Managers, etc.

1.3 Optima shall undertake to provide consulting on materials which highlight Astris’s history, business, status, prospects, strategies, etc., for distribution to qualified Capital Market Participants (includes current Shareholders, Industry Sector Investors, Brokers and Analysts, and the appropriate Financial Media). The Materials will be prepared from information provided by the Client.

FURTHER:
All services shall be on a best efforts basis.
Optima agrees that they will at all times faithfully and to the best of their experience, ability and talents, perform all the duties and responsibilities outlined herein, pursuant to the terms of this Agreement. Optima does not guarantee that its efforts will have any impact on Astris business or that any subsequent financial improvement will result from Optima's efforts. Astris understands and acknowledges that the success or failure of Optima's efforts will be predicated on Astris business operations and results.

All information materials to be publicly circulated by Optima on behalf of Astris shall be put before management for prior approval.

SECTION 2.0 FEES & DISBURSEMENTS
In consideration for services Optima will provide, Astris agrees to make payable to Optima Capital/ Anthony Sarvucci the following fees and disbursements:

2.1 FEE and FEE SCHEDULE
Fee’s will be worked out in the way of warrants as described in section 2.2 of this agreement.

2.2 WARRANTS
Astris shall grant to Optima a Common Share Purchase Warrant to acquire one million Warrants at USD $0.30 of ASRNF for a period of 60 days after the execution of this contract. Said warrants are to be granted, priced and exercised as those Options/warrants granted to Officers , Directors and Principals of Astris, and as permitted by jurisdictional regulators.

2.3 DISBURSEMENTS
As the Working Fee is paid for services provided by Optima, Astris shall also reimburse Optima for any and all disbursements incurred on behalf of Astris. Astris must pre-approve any and all estimated disbursements over two hundred dollars ($200).

2.4 INTEREST
Any funds payable, to Optima by Astris, that remain unpaid for more than thirty (30) days after being due, shall be subject to interest charges being applied to such overdue remittances, to accrue at a monthly rate, not in advance, of Prime, plus two point five percent (2.5%)

2.5 CURRENCY
All funds are to be paid in US currency.

SECTION 3.0 OBLIGATIONS OF Astris
By virtue of this Engagement and subject to both parties being in compliance with the Terms and Conditions contained herein, Astris shall undertake to provide Optima:

3.1 INFORMATION
Upon commencement of the Engagement, Astris shall provide Optima a list of Corporate Information. Said list is to be provided, and is required, to Optima to perform the duties as described herein. Astris acknowledges that not all information provided to Optima will be utilized; however inclusion of such information is essential for Optima to perform its duties per the Engagement.

Optima acknowledges that some information received to be of a highly confidential nature, and warrants that said confidentiality shall be maintained at Astris’s request, provided such requests does not hinder Optima’s ability to perform its duties and/or cause Optima to be in contravention of any applicable legislation or restrictions relating to disclosure of material facts.

Optima reserves the right to request any additional information not provided or requested prior, In the event that such information is requested and required by Optima and not made available within the time provided, Optima will provide Astris written notice of its urgent need for said information. If requested and required information is withheld for more than thirty (30) days of notice, Optima reserves the right to terminate this Engagement. The above does not apply to information not available to Astris. Astris agrees to notify Optima of such a situation if it should arise.

Astris also agrees to inform Optima immediately of any material changes to Astris, its affairs, status, directors, key personal, management, associates and/or affiliates. Materials Changes being defined as those having a direct bearing upon Astris’s ability to perform its duties, including but not limited but not limited to changes in Astris’s financial matters, status, risk/loss or securing of major contracts, litigation, government regulations or restrictions, supplier relationships, etc. If material changes are not disclosed to Optima by Astris in a timely manner, Optima reserves the right to terminate this agreement.

SEC. 4.0 TERMINATION
4.1 Astris shall retain the right to terminate the Engagement at any time upon appropriate notice being given to Optima. Appropriate noticed shall be deemed to be 30 days prior intended termination. Optima shall retain the right to terminate the Engagement in accordance with the provisions of termination contained in Section 3 of this Engagement, or in the event that it cannot provide services In accordance with Section 1 of this engagement.

4.2 Upon termination of this Engagement by either party, Astris shall remain responsible for any and all outstanding fees or disbursements payable to Optima, as per the effective date of termination. Optima reserves the right to pursue legal action if such outstanding fees or disbursements owed to Optima are not received within 30 days of affective termination.

SECTION 5.0 CONFIDENTIALITY
5.1 Optima acknowledges that any and all knowledge or information concerning Astris and its affairs obtained by Optima, it’s principals, employees and/or contractors in the course of his engagement hereunder will be deemed "confidential". Optima will not impart any such knowledge to anyone whosoever during or after the term of hereof.

As used herein, "confidential" knowledge or information means: (a) all information regarding Astris, which is not generally available to the public; and (b) all information regarding Astris, which was received by Consultant from a source with confidentiality obligations to Astris.

Optima shall, upon the termination of his engagement by Astris for any reason whatsoever, immediately surrender and turn over to Astris all "confidential" material including, but not limited to, books, forms, records, papers / writings and all other property relating or belonging to Astris.

This section shall survive termination of this Agreement.

SECTION 6.0 INDEMNITY
6.1 Astris does hereby agree to indemnify Optima, against any and all claims brought against Optima by third parties, said claims arising as a result of this agreement. In addition, Astris agrees that any claims it may assert against Optima, will be limited to the strict performance of this agreement. Any claims that may arise will exclude monetary damages.

SECTION 7.0 REPRESENTATIONS OF OPTIMA

Consultant hereby represents and warrants as follows:

7.1 POWER AND AUTHORITY
Optima has the power to execute and deliver this Agreement, has taken all action required by law to authorize such execution and delivery, and this Agreement is a valid and binding obligation of Optima in accordance with its terms.

7.2 INSIDE INFORMATION, SECURITIES LAWS VIOLATIONS
Optima In the course of the performance of its duties, may become aware of information which may considered "inside information" within the meaning of the Federal Securities Laws, Rules and Regulations. Optima acknowledges that the use of such information to purchase or sell securities of Astris, or its affiliates, or to transmit such information to any other party with a view to buy, sell, or otherwise deal in Astris securities, is prohibited by law and would constitute a breach of this Agreement.

SECTION 8.0 ALTERATION OF THIS AGREEMENT
8.1 No change of alteration of this agreement shall be deemed valid, unless said alterations are submitted in writing and signed to signify mutual agreement by Astris and Optima both.

SECTION 9.0 NOTICES
9.1 Notices shall be served upon each party of this engagement, by its counter-party, at the following addresses, and made to the attention of the contact persons named hereon:

Anthony Sarvucci
Optima Capital Inc.
234-5149, Suite 208, Country Hills Blvd
Calgary, Alberta, Canada, T3A-5K8
(403) 547-1575 off
(403) 547-1576 fax

Anthony Durkacz
Astris Energi Inc.
2175-6 Dunwin Drive
Mississauga, Ontario
Canada   L5L 1X2
(905) 608 2000 off
(905) 608 8222 fax

SECTION 10.0 SIGNATURES
Optima has attempted to put forth a proposal that best suits the Investor Relations needs of Astris. Should Astris agree to the terms and conditions of this agreement, as contained herein, please execute this document and return in duplicate to Optima who will in turn execute and return in duplicate.

Signature upon this document shall signify acceptance of the terms and conditions of the Engagement contained herein.

OPTIMA CAPITAL INC.
Name: Anthony Sarvucci
Title: President

Signature: /s/ Anthony Sarvucci

Accepted and agreed to by

 Astris Energi Inc.
Name: Anthony Durkacz
Title: Vice President of Finance

Signature: /s/ Anthony Durkacz